[LOGO OF STELTECH]


                                 July 13, 1994





Mr. Edward P. Weber, Jr.
Vice President and General Counsel
Acme Metals Incorporated
13500 S. Perry Avenue
Riverdale, Illinois 60627
U.S.A.


Dear Mr. Weber:


The undersigned hereby consents to the use of its name and references to its report to Lehman Brothers Inc. in the prospectus constituting part of the registration statement on form S-3 of Acme Metals Incorporated filed with the Securities and Exchange Commission (the "Registration Statement") and to being named therein as an expert.

The undersigned further consents to filing of this letter as an exhibit to the Registration Statement.


                                        Yours very truly,


                                        STELTECH LTD.



                                        /s/ Leslie C. McLean
                                        Leslie C. McLean
                                        President